EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form 10 of our report dated March 31, 2014 relating to the financial statements of American Gene Engineer Corp. as of October 31, 2013 and 2012, for the years ended October 31, 2013 and 2012, and for the period from November 15, 2010 (inception) to October 31, 2013.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

June 13, 2014